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                                                                    EXHIBIT 99.1


PRESS RELEASE                                      OCTOBER 29, 1999


              FOR RELEASE:  Immediately
     FOR MORE INFORMATION:  Kristin Uttech
                            Director of Marketing
                            Penda Corporation
                            (608) 742-5301 Ext. 7827

                                 PENDA ANNOUNCES
                         ACQUISITION OF GLASSTITE, INC.

PORTAGE, WIS. - Penda Corporation announced today that it has acquired the assets of Glasstite, Inc. Glasstite, located in Dunnell, MN, is a leading manufacturer of fiberglass camper shells and tonneau covers. Penda currently owns Tri-Glas, Inc., a fiberglass plant in Dothan, AL.

              Jack Thompson, President and CEO of Penda Corporation, states, "The planned acquisition of Glasstite allows Penda to further expand our fiberglass presence. We have identified the fiberglass industry, especially fiberglass tonneau covers, as an area with exceptional growth opportunities."

              Jeff Rastocan, Vice President of Sales and Marketing for Penda explains, "Glasstite is the quality leader in fiberglass products, and Penda is the quality leader in bedliners. Together we will have many market synergies. Our well-known brand names along with our focus on providing our customers premium products will allow us to capitalize on our mutual strengths to grow our current market share."

              Penda, an affiliate of Trivest, Inc., is one of the largest manufacturers and marketers of pick-up truck bedliners in the United States, serving both the original equipment and automotive aftermarkets. Penda manufactures the top brand bedliner, Pendaliner(R) SR(TM) and the officially licensed products of NASCAR Trucks, the Pendaliner(R) SR PRO(TM) and Pendacover PRO(TM), as well as the Pendatray SR(TM), Pendacover(TM), Hide-a-Hook(R) tie downs, Tri-Step(TM) premium step boards and bed mats. Penda's subsidiary, Tri-Glas Industries, manufacturers premium fiberglass truck accessories including truck caps, running boards and tonneau.





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